Exhibit 99.1

CROWDGATHER ACQUIRES LEADING PAINTBALL ENTHUSIAST FORUM, PBNATION.COM

•	Adds 20 million monthly pageviews to CrowdGather network traffic
•	Company will now have 155 million monthly pageviews and 15 million monthly uniques

Woodland Hills, CA.  May 25, 2011 --- One of the leading networks of forum communities on the Internet, CrowdGather (OTCBB:CRWG), announced today that it has acquired the domain name, website, and assets related to PbNation.com one of the world’s largest online paintball communities according to Forbes and the Chicago Tribune.

The total purchase consideration for the PbNation.com site and assets is up to $3.2 million, consisting of $1.4 million in cash, 1,149,425 shares of the Company’s restricted common shares, and certain additional cash and stock compensation totaling up to $800,000 if certain monthly website visitor traffic milestones are achieved.  The number of shares issued was calculated by dividing $1 million by the Company’s 10 day volume weighted average share price of $0.87 per share through Friday, May 20, 2011.

PbNation generates 20 million monthly pageviews and approximately 1.9 million monthly unique visitors. On a combined basis, the CrowdGather forum network will generate 155 million monthly pageviews and 15 million monthly unique visitors.

“Adding PbNation to our portfolio is a watershed event for CrowdGather team,” said Sanjay Sabnani, CrowdGather’s Chairman and CEO.  “We believe that at 20 million monthly pageviews, PbNation is a cornerstone of the paintball enthusiast ecosystem and one of the largest independent forum communities in the world.  From our initial review, we have found that PbNation has built up tremendous engagement in a very valuable demographic and we are very excited for what the future holds for us.”

Commenting on the transaction, PbNation’s President, Ed Rieker said, “We have had discussions with all of the significant players in the forum world and felt that CrowdGather was ultimately the best home for our community.  CrowdGather’s team and exclusive focus on forums gives us comfort that we have found a good home for our site and all the volunteers who contribute towards its success.”

About CrowdGather, Inc.
With its growing portfolio of special interest forums and enthusiast message board communities, CrowdGather (www.crowdgather.com) has created a centralized network to benefit forum members, forum owners and forum advertisers.  CrowdGather provides a highly interactive and informational social network for members, a management and revenue-sharing resource for third-party forum owners, and a largely untapped advertising network for marketers worldwide.

About PBNation
Atlanta based PbNation.com is an industry leader in the monetization of online forum-based communities generating a variety of revenue streams from the customization of the vbulletin platform.

PbNation.com is the largest interactive community on the Internet with a focus on the extreme sport of paintball. While the majority of the content is paintball related approximately 30% of the content is non-paintball related including videos, gaming, outdoors, and other topics of interest to the mostly male user demographic. Since 2001 PbNation.com has been serving the paintball marketplace and providing the definitive online social gathering place for the discussion of all things related to paintball.

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company’s growth and business strategy.  Words such as “expects”, “will”, “intends”, “plans”, “believes”, “anticipates”, “hopes”, “estimates”, and variations on such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements.  Factors that could cause actual results to differ materially include, but are not limited to, changes in the Company’s business; competitive factors in the market(s) in which the Company operates; risks associated with operations outside the United States; and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

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For additional information, please contact:

Investor Contact:	Sanjay Sabnani
Phone: 818-435-2472 x 101 Email: sanjay@crowdgather.com

Media Contact:	Stacy Dimakakos
Phone: 917-981-5501 Email: stacy@publicworldwide.com